Exhibit 3.1

ARTICLES OF AMENDMENT

OF

AMERICASBANK CORP.

AMERICASBANK CORP., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:

FIRST: The Charter of the Corporation is hereby amended to change the par value of the common stock of the Corporation from $0.04 per share to $0.01 per share. In that regard, from and after the Effective Time (as hereinafter defined), Article FIFTH of the Charter is hereby deleted in its entirety and in lieu thereof the following is substituted:

“FIFTH: The total authorized capital stock of the Corporation is Thirty Five Million (35,000,000) shares, consisting of Thirty Million (30,000,000) shares of common stock, with a par value of $.01 per share, and Five Million (5,000,000) shares of preferred stock, with a par value of $.01 per share. The aggregate par value of all authorized shares is $350,000.”

SECOND: The amendment described above were approved by a majority of the entire Board of Directors of the Corporation. The amendments is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: These Articles of Amendment shall become effective when accepted by the SDAT (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by a President and attested to by its Assistant Secretary as of this 21st day of August, 2005; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	AMERICASBANK CORP.

/s/ A. Gary Rever	By:	/s/ Mark H. Anders	(SEAL)
A. Gary Rever, Asst. Secretary		Mark H. Anders, President